As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELEMENTAL ROYALTY CORPORATION (Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

10001 W. Titan Road Littleton, Colorado (Address of Principal Executive Offices)	80125 (Zip Code)

Elemental Royalty Corporation 2020 Incentive Compensation Plan

(Full title of the plan)

C T Corporation System

28 Liberty Street

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

David Gossen Chief Legal Officer Elemental Royalty Corporation 10001 W. Titan Road Littleton, CO, USA 80125 (303) 973-8585	Thomas M. Rose Shona C. Smith Troutman Pepper Locke LLP 111 Huntington Avenue, 9th Floor Boston, Massachusetts 02199-7613 United States (757) 687-7715

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in "Item 1. Plan Information" and "Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"). Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the "SEC") either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the U.S. Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the U.S. Securities Act.

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 Elemental Royalty Corporation (the "Company") incorporates by reference in this registration statement the following information:

• The Company's Annual Report on Form 40-F for the fiscal year ended December 31, 2025, filed with the SEC on March 24, 2026 (the "Form 40-F");

• The Company's Report on Form 6-K with the financial statements and management's discussion and analysis for the three months ended March 31, 2026, furnished to the SEC on May 13, 2026;

• The Company's Report on Form 6-K with the management information circular for the annual general and special meeting of shareholders held on May 27, 2026, furnished to the SEC on April 24, 2026;

• The Company's Reports on Forms 6-K with material change reports dated March 3, 2026, March 26, 2026 and May 25, 2026, furnished to the SEC on March 3, 2026, March 26, 2026 and May 26, 2026; and

• The description of the Company's common shares contained under the heading "Description of Capital Structure" in Exhibit 99.1 to the Form 40-F, including any amendment or report filed for the purposes of updating such description.

 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and any document of the type referred to in the list above, as well as Form 6-Ks furnished by the Company to the SEC that include interim financial statements and related management's discussion and analysis, information circulars, material change reports, and business acquisition reports, filed or furnished by the Company subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed or furnished. The Company may incorporate by reference into this registration statement any other Form 6-K (or portions thereof) that is submitted to the SEC after the date of the filing of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. In addition to any Form 6-K furnishing the type of documents referred to in the list above (which shall be deemed to be incorporated by reference into this registration statement), any such other Form 6-K (or portions thereof) that the Company intends to so incorporate shall state in such form that it is being incorporated by reference into this registration statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered in its unmodified or superseded form to constitute part of this registration statement; rather only such statement as so modified or superseded shall be considered to constitute part of this registration statement.

Item 4. Description of Securities.

 Not applicable.

Item 5. Interests of Named Experts and Counsel.

 Not applicable.

Item 6. Indemnification of Directors and Officers.

 Under the Business Corporations Act (British Columbia) (the "BCBCA"), the Company may indemnify a present or former director or officer of the Company or another individual who acts or acted at the Company's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all "eligible penalties" (as defined in the BCBCA), costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of an "eligible proceeding" (as defined in the BCBCA) in which the individual is involved because of that association with the Company or other entity. The Company may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. With approval of a court and subject to the sentence above, the Company may indemnify such individuals in respect of an action by or on behalf of the Company or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Company or other entity as described above. The Company may advance "expenses" (as defined in the BCBCA) to an individual described above for the costs, charges and expenses of an "eligible proceeding" described above; however, the individual shall repay the "expenses" if the individual does not fulfill the conditions set out above in the second sentence under this heading. The aforementioned individuals are entitled to indemnification from the Company in respect of all "eligible penalties" costs, charges and expenses reasonably incurred by the individual in connection with the defense of any "eligible proceeding" to which the individual's association with the Company or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above in the second sentence under this heading.

  The articles of the Company provide that, subject to the BCBCA, the Company must indemnify a director or former director of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with the Company on the terms of this indemnity. In addition, the articles of the Company provide that, subject to any restrictions in the BCBCA, the Company may indemnify any person. Furthermore, the Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, alternate director, officer, employee or agent of the Company; (2) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (3) at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or (4) at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

 Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

 Not applicable.

Item 8. Exhibits.

 The exhibits listed under the caption "Exhibit Index" of this registration statement are incorporated by reference herein.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the U.S. Exchange Act that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the U.S. Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the U.S. Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (h) Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Elemental Royalty Corporation Notice of Articles (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333-292011) filed with the SEC on December 9, 2025).
4.2	Certificate of Change of Name (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-8 (File No. 333-292011) filed with the SEC on December 9, 2025).
4.3	Articles of Elemental Royalty Corporation (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-292011) filed with the SEC on December 9, 2025).
4.4	Elemental Royalty Corporation form of common share certificate (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-292011) filed with the SEC on December 9, 2025).
4.5*	Elemental Royalty Corporation 2020 Incentive Compensation Plan.
4.6*	Form of Elemental Royalty Corporation Option Award Agreement
4.7*	Form of Elemental Royalty Corporation Restricted Share Unit Agreement
5.1*	Opinion of Fasken Martineau DuMoulin LLP.
23.1*	Consent of Fasken Martineau DuMoulin LLP (contained in Exhibit 5.1 hereto).
23.2*	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Timothy J. Strong
23.4*	Consent of Kevin Francis
23.5*	Consent of Richard Evans
23.6*	Consent of Michael P. Sheehan
24.1*	Power of Attorney (included on the signature page of this registration statement).
107*	Filing Fee Table

______________

* Filed herewith.

SIGNATURES

 Pursuant to the requirements of the U.S. Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on June 5, 2026.

Elemental Royalty Corporation

By:	/s/ David M. Cole
	Name:	David M. Cole
	Title:	Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints David M. Cole, Stefan Wenger, or David Gossen, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to prepare, execute and deliver any or all amendments to this registration statement, including post-effective amendments and supplements to this registration statement, registration statements filed pursuant to Rule 429 under the U.S. Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the U.S. Securities Act, this registration statement has been signed by the following persons in the capacities indicated on June 5, 2026.

Signatures	Title

/s/ David M. Cole	Chief Executive Officer and Director
David M. Cole	(Principal Executive Officer)

/s/ Stefan Wenger	Chief Financial Officer
Stefan Wenger	(Principal Financial and Accounting Officer)

/s/ Juan Sartori	Executive Chairman and Director
Juan Sartori

/s/ Sunny Lowe	Director
Sunny Lowe

/s/ Ravi Sood	Director
Ravi Sood

/s/ Antonio Simon Vumbaca	Director
Antonio Simon Vumbaca

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the undersigned has signed this Form S-8, solely in its capacity as duly authorized representative of Elemental Royalty Corporation in the United States, on June 5, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director